Filed Pursuant to Rule 433

Registration No. 333-181305-01

September 11, 2012

TUCSON ELECTRIC POWER COMPANY

$150,000,000

3.85% Notes due 2023

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company
Security:	3.85% Notes due 2023
Ratings:*	Baa3/BBB-/BBB-
Principal Amount:	$150,000,000
Trade Date:	September 11, 2012
Settlement Date:	September 14, 2012 (T+3)
Maturity Date:	March 15, 2023
Interest Payment Dates:	March 15 and September 15 of each year, commencing March 15, 2013
Coupon:	3.85%
Public Offering Price:	99.675% per Note
Yield to Maturity:	3.888%
Benchmark Treasury:	1.625% due August 15, 2022
Benchmark Treasury Yield:	1.688%
Spread to Benchmark Treasury:	220 bps
Optional Redemption:	Make-whole call at any time prior to December 15, 2022 at 35 bps spread over Benchmark Treasury.

Callable on or after December 15, 2022 at par.
CUSIP/ISIN:	898813AL4 / US898813AL41
Joint Book-Running Managers:	J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Comerica Securities, Inc.

Ratio of Earnings to Fixed Charges:	2007	2008	2009	2010	2011	12 months ended June 30, 2012
	1.775	1.175	2.582	2.763	2.421	2.279

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.